Mail Stop 3561

      December 16, 2005




Alvaro Pereira de Moraes Filho
Chief Executive Officer
TIM Participacoes S.A.
Rua Comendador Araujo, 299-3 0 andar
80420-000 Curitiba, PR, Brazil


	Re:	TIM Participacoes S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 30, 2005
		File No. 1-14491


Dear Mr. Filho:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director